                                                                  EXHIBIT 4.1(C)

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                      -----------------------------------

     This Amendment No. 2 is dated as of May 20, 1999, to the Rights Agreement, dated as of November 25, 1998, as amended, (the "Rights Agreement"), between Citation Corporation, a Delaware corporation (the "Company"), and The Bank of New York, as rights agent (the "Rights Agent"). All capitalized terms used herein shall have the meanings ascribed to them in the Rights Agreement.

     WHEREAS T. Morris Hackney, an individual resident of the state of Alabama having Direct or Indirect Beneficial Ownership of in excess of 15% of the shares of Common Stock then outstanding on November 25, 1998, has proposed to transfer Direct or Indirect Beneficial Ownership of all or a portion of the shares of Common Stock owned by him individually to three limited liability companies to be known as Hackney One Investments, L.L.C., Hackney Two Investments, L.L.C. and Hackney Three Investments, L.L.C. and to two trusts to be known as The Morris Hackney Irrevocable Trust and the Hackney Family Irrevocable Trust;

     WHEREAS the Company desires to amend the Rights Agreement to render the Rights inapplicable to the proposed transfers;

     WHEREAS the Company deems this Amendment to the Rights Agreement to be necessary and advisable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

     WHEREAS Section 27 of the Rights Agreement permits the Company and the Rights Agent at any time to amend the Rights Agreement in the manner provided herein and provides that this Amendment shall become effective immediately upon execution by the Company and the Rights Agent.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

          (kk) "Hackney LLCs" shall mean Hackney One Investments, L.L.C., Hackney Two Investments, L.L.C. and Hackney Three Investments, L.L.C.

          (ll) "Hackney Transfers" shall mean the transfer by T. Morris Hackney to the Hackney LLCs or the Hackney Trusts of all or a portion of the shares of Common Stock which were Beneficially Owned by T. Morris Hackney as of November 25, 1998, and any subsequent transfers of such shares of Common Stock by and among the Hackney LLCs and the Hackney Trusts.

          (mm) "Hackney Trusts" shall mean The Morris Hackney Irrevocable Trust and the Hackney Family Irrevocable Trust.
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     2.  Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph as the last paragraph of Section 1:

     "Notwithstanding anything in this Agreement to the contrary, none of the Hackney LLCs or the Hackney Trusts or any of their respective Affiliates or Associates shall become an Acquiring Person, no Stock Acquisition Date or Distribution Date shall occur, no Rights shall separate from the Common Stock or otherwise become exercisable and no adjustment shall be made pursuant to Section 11 solely by reason of the consummation or approval of the Hackney Transfers."

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

     4. The Rights Agent is hereby directed, immediately prior to any Distribution Date, to make such amendments to the form of Right Certificate attached to the Rights Agreement to conform with the Rights Agreement as amended by this Amendment and any subsequent amendments thereto.

     5. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. This Amendment shall be deemed effective as of the date first written above.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed and attested, all as of the date first above written.


Attest:                                     CITATION CORPORATION



By /s/ Stanley B. Atkins                    By /s/ Frederick F. Sommer
   ---------------------                       -----------------------
Name:  Stanley B. Atkins                    Name:  Frederick F. Sommer
Title: Vice President and                   Title: President and CEO
       Corporate Secretary

WITNESS:                                    THE BANK OF NEW YORK



By: /s/ John Sivertsen                      By /s/ Ralph Chianese
    ------------------                         ------------------
Name:  John Sivertsen                       Name: Ralph Chianese
Title: Vice President                       Title: Vice President